Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Amendment No. 1 to Form S-3 File No. 333-140969, which will be filed by Ampal-American Israel Corporation in May 2007, of our report dated March 6, 2006 relating to the financial statements of C.D. Packaging Systems’s 2005 Annual Report to Shareholders, which appears in Ampal-American Israel Corporation’s Annual Report on Form 10-K for the year ended December 31, 2006. We also consent to the references to us under the headings “Experts” in such Registration Statement

/s/ Kesselman & Kesselman CPAs (Isr.)
A member of PricewaterhouseCoopers International Limited

Haifa, Israel
May 6, 2007